EX. 10.73
ASSET LEASE AND PURCHASE AGREEMENT
by and among
Syntroleum Corporation
and
Emerging Fuels Technology, L.L.C.

EX. 10.73
Asset Lease and Purchase Agreement
This Asset Lease and Purchase Agreement (“Agreement”) is dated January 10th, 2008, by and among Emerging Fuels Technology, L.L.C., an Oklahoma limited liability company, (“Buyer”); and Syntroleum Corporation, a Delaware corporation (“Seller”).
The parties, intending to be legally bound, agree as follows:
1.1 DEFINITIONS
“Assignment and Assumption Agreement” —shall mean the agreement referenced in Section 2.5.
“Assets” -as defined in Section 2.1.
“Assumed Liabilities” -as defined in Section 2.4(a).
“Bill of Sale” -as defined in Section 2.5.
“Breach” -any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
“Business Day” -any day other than (a) Saturday or Sunday or (b) any other day on which banks in Tulsa, Oklahoma are permitted or required to be closed.
“Buyer” -as defined in the first paragraph of this Agreement.
“Buyer Indemnified Persons” -as defined in Section 7.2.
“Closing” -as defined in Section 2.5
“Closing Date” -12:01 a.m. Central Time on the date on which the Closing actually takes place.
“Code” — the Internal Revenue Code of 1986.
“Confidential Information” -as defined in Section 8.1.
“Consent” -any approval, consent, ratification, waiver or other authorization.
“Consumables” —goods purchased on a routing basis for operating the Lab because they wear out, are expendable, or are used up, in the process of operating the Lab. This includes typical items such as office supplies, industrial gasses, glassware, chemicals, toiletries, etc.

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“Contemplated Transactions” -all of the transactions contemplated by this Agreement.
“Contract” -any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.
“Damages” -as defined in Section 7.2.
“Employees” — are James Engman, Bryan Hicks and Ronnie Young.
“Employee Transfer Time"- means 12:01 a.m. Central Standard Time, January 11, 2008.
“Encumbrance” -any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use (other than included in the Lease), transfer, receipt of income or exercise of any other attribute of ownership, but not including any of the Assumed Liabilities.
“Environment” -soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), ground-waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
“Environmental, Health and Safety Liabilities” -any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:
(a)	any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b)
any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost of expense arising under any Environmental Law or Occupational Safety and Health Law;

(c)
financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)	any other compliance, corrective or remedial measure required under an Environmental Law or Occupational Safety and Health Law.

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The terms “removal,” “remedial,” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act to 1980 (CERCLA).
“Environmental Law” -any Legal Requirement that requires or relates to:
(a)
advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)	preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;
(c)	reducing the quantities, preventing the Release or minimizing the hazardous characteristics or wastes that are generated;
(d)	assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)	protecting resources, species or ecological amenities;
(f)	reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;
(g)	cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or
(h)
making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Excluded Assets” -as defined in Section 2.2.
“Facilities” -any leasehold, buildings, structures, fixtures, and improvements currently owned or operated by Seller at the Lab used or operated by Seller, except the Excluded Assets.
“Governing Documents” —with respect to a particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws, and (b) if a limited liability company, the articles of organization and operating agreement.
“Governmental Authorization” -any Consent, license, registration or permit relating to the Seller’s ownership or operation of the Lab issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” -any federal, state, local, municipal or other governmental entity, branch, department, commission or agency.
“Hazardous Activity” -the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including an withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Lab or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Lab.

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“Hazardous Material” -any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, lead based paint, urea formaldehyde and polychlorinated biphenyls.
“Indemnified Person” -as defined in Section 7.4.
“Indemnifying Person” -as defined in Section 7.4.
“Intellectual Property Assets” — means all the rights in respect of trade marks, service marks, trade names, domain names, logos, get-up, patents, provisional patents, innovation patents, petty patents, inventions (whether patentable or not), know-how (including confidential industrial and commercial information and techniques in any form), utility models, registered and unregistered design rights, copyrights, semi-conductor topography rights, database rights, rights in respect of any new or existing compilation of any data or information not covered under any existing copyrights, any structured analysis, reports, application and any resulting know-how, show-how, use or any other results originating or following from or as a consequence of data being made available in respect of any of the aforementioned or part thereof, and all similar proprietary rights which may subsist in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations, as well as any confidential information or processes relating to that subject matter
“IRS” -the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
“Knowledge” -an individual will be deemed to have Knowledge of a particular fact or other matter if:
(a)	that individual is actually aware of that fact or matter; or

(b)
a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

A person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual part to the Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

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“Lab"- the Facilities and Tangible Personal Property located at 6024 S. 116th E. Ave., Tulsa, OK 74146.
“Lease” -the lease between Seller and David L. Wenrick Family Trust covering the leased premises at 6024 South 116th East Avenue, Tulsa, Oklahoma dated June 20, 1997 , as amended on April 26, 1999, May 23, 2000, May 20, 2003 and March 15, 2006..
“Legal Requirement” -any federal, state, local, municipal or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.
“Liability” -with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
“Occupational Safety and Health Law” -any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry and insurance companies), designed to provide safe and healthful working conditions.
“Order” -any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
“Ordinary Course of Business” -an action taken by a Person will be deemed to have been taken on the Ordinary Course of Business only if that action:
(a)	is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;
(b)
does not require special authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(c)
is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Person” -an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

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“Proceeding” -any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
“Purchase Price” -as defined in Section 2.3.
“Record” -information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Release” -any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the Environment or into or out of any property.
“Remedial Action” -all actions, including any capital or operating expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring the Lab and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.
“Representative” -with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
“Retained Liabilities” — as defined in Section 2.4(b).
“Seller” -as defined in the first paragraph of this Agreement.
“Seller Contract” -any Contract relating to Seller’s ownership or operation of the Lab.
“Software” -all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons, and icons and all files, data materials, manuals, design notes, specialized use of publicly available computer available software, including man to machine interface, and other items and documentation related thereto or associated therewith.
“Subsidiary” -with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

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“Tangible Personal Property” -all machinery, equipment, tool, furniture, office equipment, computer hardware, supplies, materials, and other items of tangible personal property (other than Consumables) relating to the Lab and other property owned by Seller listed on Schedule 2.7, excluding the Excluded Assets.
“Tax” -any income, gross receipts, license, payroll, employment excise, severance, property environmental, vehicle, or other title or registration, capital stock, franchise employees’ income withholding, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body.
“Tax Return” -any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
“Third Party” -a Person that is not a party to this Agreement.
“Third-Party Claim” -any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.
“Threat of Release” -a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
1.2 USAGE
(a)	Interpretation. In this Agreement, unless a clear intention appears:
(i)	the singular number includes the plural number and vice versa;

(ii)
reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such a Person in any other capacity or individually;

(iii)	reference to any gender includes each other gender;

(iv)	reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)
reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

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(vi)	“hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;
(vii)	“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)	“or” is used in the inclusive sense of “and/or”;
(ix)	with respect to the determination of any period of time, “ from” means “from and including” and “to” means “to but excluding”; and
(x)	references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
(b)
Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any part shall not apply to any construction or interpretation hereof.

Article 2. Sale and Transfer of Assets; Closing
2.1 ASSETS TO BE SOLD
Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances by, through or under Seller, all of Seller’s right, title and interest in and to the following of Seller’s property and assets relating to the Lab, (but excluding the Excluded Assets):
(a)	All Tangible Personal Property excluding those items listed on Schedule 2.2;
(b)	All Consumables, however Seller does not guarantee minimum quantities of Consumables;
(c)
that portion of the remaining contracted amount relating to services performed for World GTL Trinidad Limited pursuant to the contract set forth in Schedule 3.4(a) which occur after the execution of this Agreement;

(d)
those Records related to Seller’s ownership or operations of the Lab, including service and warranty Records, equipment logs, operating guidelines and manuals, and, subject to Legal Requirements, copies of all personnel Records and other Records relating to the Employees, excluding any Software listed on Schedule 2.1(e), Seller shall make copies of (paper and electronic) and deliver to Seller copies all operating guidelines and manuals ;

All of the property and assets to be transferred to Buyer hereunder, excluding the Excluded Assets are herein referred to collectively as the “Assets.”

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2.2 EXCLUDED ASSETS
Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the assets of Seller not specifically listed in Section 2.1 or stated as excluded in Section 2.1, including those items listed on Schedule 2.2 (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder and are excluded from the Assets and shall remain the property of the Seller after the Closing. Buyer and Seller agree that no Intellectual Property Assets of Seller or rights to use Intellectual Property Assets of Seller are being transferred to Buyer pursuant to this Agreement.
2.3 CONSIDERATION
The consideration to be paid by Buyer to Seller pursuant to this Agreement will be (a) fifty thousand dollars ($50,000) (the “Purchase Price”) and (b) the assumption of the Assumed Liabilities. The Purchase Price shall be delivered by Buyer to Seller by cashier’s check within two (2) business days of the execution of this Agreement.
2.4 LIABILITIES
(a)
Assumed Liabilities. Effective upon the execution of this Agreement, Buyer shall assume, pay for, and agree to discharge the following Liabilities, including those of Seller (the “Assumed Liabilities”):

(i)
any Liability arising out of or relating to the ownership or operation of the Lab after the execution of this Agreement, including any Taxes assessed after execution of this Agreement, any general and administrative or operating costs (including costs of the Employees or other personnel retained by the Buyer) , and any costs under the Lease.

(ii)
any Liability arising after the execution of this Agreement under the Seller Contracts described in Schedule 3.4(a) (other than any Liability arising out of or relating to a Breach that occurred prior to the execution of this Agreement);

(iii)	any Environmental, Health and Safety Liabilities arising out of or relating to the ownership or operation of the Lab both before and after the execution date of this Agreement;
(iv)	any Liability relating to the Employees subject to the conditions set out in 6.1(a); and
(v)
any Liability to Air Liquide relating to (A) the use of trailers for the transportation and storage of 25% carbon monoxide balanced nitrogen and (B) 21 sixpack cylinders for the storage of carbon monoxide (C) any other materials or supplies owned by Air Liquide (D) any Consumables.

(b)
Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, including:

(i)	any Liability arising out of or relating to the Lab prior to the execution of this Agreement other than to the extent assumed under Section 2.4(a);

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(ii)
any Liability under any Seller Contract assumed by Buyer pursuant to Section 2.4(a) that arises after the execution of this Agreement but that arises out of or relates to any Breach that occurred prior to the execution of this Agreement;

(iii)	any Liability for Taxes arising as a result of Seller’s operations of its business or ownership of the Lab prior to the execution of this Agreement,;
(iv)
any Liability under the employee benefit plans or relating to payroll, vacation, sick leave, worker’s compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee benefits of any kind for the Employees relating to any time prior to the Employee Transfer Time;

(v)
any Liability arising out of any Proceeding commenced after the execution of this Agreement and arising out of or relating to any occurrence or event happening prior to the execution of this Agreement, except as provided in Section 2.4(a)(iii) and (iv); and

(vi)	any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions.
2.5 CLOSING
The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of the Seller at 4322 S. 49th W. Ave., Tulsa, Oklahoma, commencing at 10:00 a.m. (local time) two (2) business days after Buyer and Seller agree that the provisions of Section 6.3 have been completed, but in no case later than March 31, 2008. Failure to consummate the purchase and sale provided for in this Agreement by March 31, 2008 and at the place determined pursuant to this Section 2.5 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable but no later than June 30, 2008 or Seller may terminate this Agreement (retaining the Purchase Price). At the Closing, Seller shall deliver to Buyer a Bill of Sale covering the Tangible Personal Property which Bill of Sale shall be in the form of Exhibit 2.5(a). Buyer shall deliver (i) a waiver and release covering Environmental Liabilities in the form of Exhibit 2.5(b) and (ii) an Assignment and Assumption of Lease in a form acceptable to Seller or a cancellation of the Lease executed by the landlord under the Lease
2.6 OBLIGATIONS OF BUYER
In addition to any other documents to be delivered under other provisions of this Agreement, in-turn with the execution of this Agreement, Buyer shall deliver to Seller:
(i)	fifty thousand dollars ($50,000) by cashier’s check made out to Seller; and

(ii)	Executed waivers and releases from the Employees acceptable to Seller.

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2.7	TANGIBLE PERSONAL PROPERTY
(a)
Effective upon execution of this Agreement, Seller shall lease to Buyer the Tangible Personal Property, including the items listed on Schedule 2.7 but excluding the items listed on Schedule 2.2. The lease payment shall be one dollar per month. This lease shall continue until the Closing Date. During the time of the lease of the Tangible Personal Property Buyer shall be responsible to (i) maintain and operate the Tangible Personal Property in accordance with those procedures previously utilized by Seller and as set forth in the operating guides and procedures for such equipment and property, and (ii) pay all utilities, rent, insurance on the Lease, and all other costs of owning and operating the Lab, including any costs relating to the Employees or any other personnel retained by Buyer and payment for Consumables.

(b)
NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN ARTICLE 3, BUYER HEREBY ACKNOWLEDGES AND AGREES (I) THAT NONE OF SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE LAB, THE ASSETS, THE TANGIBLE PERSONAL PROPERTY OR ANY PART THEREOF AND (II) THAT BUYER IS PURCHASING THE LAB AND THE ASSETS, AND LEASING AND PURCHASING THE TANGIBLE PERSONAL PROPERTY “AS-IS, WHERE-IS, WITH ALL FAULTS”.

Article 3. Representations and Warranties of Seller and Shareholders
Seller represents warrants to Buyer as follows:
3.1	ORGANIZATION AND GOOD STANDING

Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of Oklahoma.

3.2	ENFORCEABILITY; AUTHORITY; NO CONFLICT
(a)
This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms. Upon the execution and delivery by Seller of each agreement to be executed or delivered by Seller upon execution of this Agreement and at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by its board of directors.

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(b)	Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transaction will, directly or indirectly (with or without notice or laps of time):
(i)	Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors of Seller:
(ii)
Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, or any of the Assets, may be subject;

(iii)
Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;

3.3	LEGAL PROCEEDINGS; ORDERS
(a)	Except as set forth in Schedule 3.3(a), as of the Closing Date, there is no pending or, to Seller’s Knowledge, threatened Proceeding, including any pursuant to any Environmental Law;
(i)	by or against Seller or that otherwise relates to or may affect the business of, or any of the Assets; or

(ii)	that challenges, or that may have the effect of preventing, delaying, making, illegal or otherwise interfering with, any of the Contemplated Transactions.
To the Knowledge of Seller, as of the Closing Date, no event has occurred or circumstances exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.
(b)	Except as set forth in Schedule 3.3(a), to the Knowledge of Seller, there is no Order to which Seller, the Lab or any of the Assets is subject.
3.4	CONTRACT; NO DEFAULTS

Schedule 3.4(a) contains an accurate and complete list in all material respects, and Seller has delivered to Buyer accurate and complete copies, of each Seller Contract relating to the Lab.

3.5	BROKERS OR FINDERS

Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Lab or the Assets or the Contemplated Transactions.

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3.6	FAIR PRICE

The consideration being paid by Buyer including the assumption of the Assumed Liabilities by Buyer constitutes a fair price for the Assets.

3.7	SOLVENCY

As of the Closing Date, Seller is not insolvent and will not be rendered insolvent by the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of Seller exceeds the present fair value saleable value of Seller’s assets.

3.8	CONSENTS

As of the Closing Date, each of the Consents identified in Schedule 3.2(c) shall have been obtained and are in full force and effect or waived.
Article 4. Representations and Warranties of Buyer
Buyer represents and warrants to Seller as follows:
4.1 ORGANIZATION AND GOOD STANDING
Emerging Fuels Technology, L.L.C. is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma, with full corporate power and authority to conduct its business as it is now conducted.
4.2	AUTHORITY; NO CONFLICT
(a)
This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of each agreement to be executed or delivered by Buyer upon the execution of this Agreement and at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform their obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate or individual action.

(b)
Neither the execution nor delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

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(i)	any provision of Buyer’s Governing Documents;

(ii)	any resolution adopted by the managers or the members of Buyer;

(iii)	any Legal Requirement or Order to which Buyer may be subject; or

(iv)	any Contract to which is a party or by which Buyer may be bound.
Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
4.3       CERTAIN PROCEEDINGS
There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.
4.4      BROKERS OR FINDERS
Neither Buyer nor any of its Representatives have incurred any obligation of liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.
Article 5. Covenants of Buyer
5.1      REQUIRED APPROVALS
As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Representatives, subsidiaries and affiliates to cooperate, with Seller with respect to all filings Seller shall be required by Legal Requirements to make, provided, however, that Buyer shall not be required to dispose of or make any changes to its business, expend any material funds or incur any other burden in order to comply with this Section 5.1.
Article 6. POST-CLOSING AGREEMENTS
6.1	EMPLOYEES AND EMPLOYEE BENEFITS
(a)	Salaries and Benefits.

Seller shall be responsible for the payment of all wages and other remuneration due to the Employees with respect to their services as employees of Seller through the Employee Transfer Time. Upon payment by Buyer of the retention payments to those of the Employees who qualify on July 1, 2008, Seller shall pay to Buyer pro-rata the retention payments made to the Employees within ten (10) business days of receipt of an invoice from Buyer.

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(b)	General Employee Provisions.
(i)
Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 6.1 as may be necessary to carry out the arrangements described in this Section 6.1.

(ii)
Seller shall not have any responsibility, liability, or obligation, whether to the Employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Buyer.

6.2      PAYMENT OF ALL TAXES RESULTING FROM SALES OF ASSETS BY SELLER
Buyer shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets and the lease and ultimate sale of the Tangible Personal Property pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.
6.3      ASSUMED LIABILITIES
(a) Buyer shall pay, or make adequate provision as provided below for the payment in full of, all of the Assumed Liabilities and other Liabilities of Buyer under this Agreement. In the event that any Employee revokes the waiver and release provided to Seller, Buyer shall be responsible for and defend and indemnify Seller for any Liabilities relating to such Employee, including but not limited to any severance, taxes, medical expenses, and benefits or payments of any type including associated employer taxes
(b) Buyer, at its cost but subject to the limit set forth in Section 6.3(c) below, agrees that it will take the following actions and shall use its best efforts to conclude such actions prior to March 31, 2008:
(i)	conduct a phase one environmental assessment of the Lab and its operations using a third party contractor acceptable to Seller; and

(ii)	perform any testing recommended in the phase one environmental assessment called for in Section 6.3(b)(i) above; and

(iii)	perform any Remedial Action recommended by the third party contractor or required by a Governmental Body resulting from the testing and the phase one environmental assessment; and

(iv)	complete any interaction with any Governmental Body which may result or be required from the actions taken in Sections 6.3(b) (i), (ii), and (iii).
(c)
Buyer shall bear all the costs to conduct the actions set forth in Section 6.3(b) up to the amount of $250,000. In the event the costs to complete the actions set forth in Section 6.3(b) are to exceed $250,000, Seller and Buyer shall meet and determine a mutually agreeable course of action which can include, among others, Seller bearing all costs in excess of $250,000, terminating this Agreement, or reducing the costs to complete the actions.

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(d)
If Buyer breaches this Agreement by refusing or failing to complete the actions set forth in Section 6.3(b) within a reasonable time period, Seller shall have the right to terminate this Agreement, Buyer shall vacate the Lab and Seller shall retain the Purchase Price.

6.4      REMOVING EXCLUDED ASSETS
As mutually agree, Seller shall remove all Excluded Assets from the Lab. Such removal shall be done in such manner as to minimize any damage, ordinary wear and tear excepted, to the Lab and any disruption of the business operations to be conducted by Buyer after the Closing. Buyer shall have the right to utilize the Excluded Assets until such time that Seller provided Buyer thirty (30) days prior notice that it intends to remove the Excluded Assets form the Lab. Upon receipt of the written notice from Seller, Buyer, at Buyers cost, shall promptly purge the equipment which makes up the Excluded Assets, clean and prepare the Excluded Assets for removal by Seller. Buyer shall have the Excluded Assets prepared for removal by the end of the thirty (30) day period set forth in the written notice form Seller.
6.5      REPORTS AND RETURNS
Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Assets, to and including the Effective Time.
6.6      ASSISTANCE IN PROCEEDINGS
Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving the Lab.
6.7      RETENTION OF AND ACCESS TO RECORDS
Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Seller and its Representatives reasonable access to the Lab and the Records, during normal business hours and on reasonable prior written notice, to enable them to prepare financial statements or tax returns, deal with tax audits, to verify Buyer’s performance under this Agreement, or to assist in the actions required under Section 6.3. Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours pm on reasonable prior written notice, for any reasonable business purpose specified by Buyer in such notice.

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Article 7. Indemnification; Remedies
7.1      SURVIVAL
All representations, warranties, covenants and obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.
7.2      INDEMNIFICATION AND REIMBURSEMENT BY SELLER
Seller will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries, and affiliates (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:
(a)
any Breach of any representation or warranty made by Seller in (i) this Agreement, (ii) any transfer instrument or, (iii) any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(b)	any Breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing, or instrument delivered by Seller pursuant to this Agreement;
(c)	any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities;
(d)
any brokerage or finders’ fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions; or

(e)	any Retained Liabilities.

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7.3      INDEMNIFICATION AND REIMBURSEMENT BY BUYER
Buyer will indemnify and hold harmless Seller and its Representatives, shareholders, subsidiaries and affiliates (collectively, the “Seller Indemnified Persons”), and will reimburse the Seller Indemnified Persons for any Damages arising from or in connection with:
(a)	any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing, or instrument delivered by Buyer pursuant to this Agreement;
(b)	any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;
(c)
any claim by any Person for brokerage or finders’ fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

(d)	any Assumed Liabilities; or

(e)	any Liability arising out of the ownership or operation of the Assets after the Effective Time.
7.4      THIRD-PARTY CLAIMS
(a)
Promptly after receipt by a Person entitled to indemnity under Sections 7.2 or 7.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b)
If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 7.4(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-party Claim, the Indemnifying Person shall not, so long

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as it diligently conducts such defense, be liable to the Indemnified Person under this Article 7 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of the Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of a Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) business days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.
(c)
Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Representatives, subsidiaries or affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be reasonably withheld).

(d)
With respect to any Third-Party Claim subject to indemnification under this Article 7: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person informed ob the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (iii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(e)
With respect to any Third-Party Claim subject to indemnification under this Article 7, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

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7.5      INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE NEGLIGENCE
THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 7 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES, OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.
Article 8. Confidentiality and Post-Closing Obligations
8.1	CONFIDENTIAL INFORMATION
(a)
As used in this Article 8, the term “Confidential Information” includes any and all of the following information of Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i)	all information that is a trade secret under applicable trade secret or other law;

(ii)
all information concerning product specification, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, procedures, accounting methods, risk assessment methods, economic analyses, manufacturing costs, production costs, labor costs, corporate goals, strategic plans, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

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(iii)
all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names an backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv)
all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b)
Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not be a trade secret for purposes of this Article 8, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 8 to the extent included within the definition. In the case of trade secrets, each of Buyer and Seller hereby waives any requirement that the other party submits proof of the economic value of any trade secret or posts a bond or other security.

8.2	RESTRICTED USE OF CONFIDENTIAL INFORMATION
(a)
Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Buyer shall not disclose to third parties, without Seller’s prior written consent, any of Seller’s Confidential Information, including but not limited to, Seller’s research, production, operational, or testing methods, results, or calculation techniques and shall not use Seller’s Confidential Information as a basis for developing competing methods, results or calculation techniques. Each of Buyer and Seller shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Seller as the case may be, of the obligations of this Article 8 with respect to such information. Each of Buyer and Seller shall (iv) enforce the terms of this Article 8 as to it respective Representatives (v) take such action to extent necessary to cause its Representatives to comply with the terms and conditions of this Article 8; and (vi) be responsible and liable for any breach of the provisions of this Article 8 by it or its Representatives. Notwithstanding the above, Buyer shall have the right to use those trade secrets of Seller listed on Schedule 8.2(a) which relate only to the operation of the equipment located in the Lab and shall not be free to transfer any of such trade secrets to Third Parties.

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8.3      EXCEPTIONS
Section 8.2(a) does not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 8 by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a non-confidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure.
8.4      LEGAL PROCEEDINGS
If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 8, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 8. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclosure or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 8.4 do not apply to any Proceedings between the parties to this Agreement.
8.5      RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION
If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

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8.6      ATTORNEY-CLIENT PRIVILEGE
The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of it attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intended that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to with the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing it Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.
8.7      SELLER’S USE OF LAB
Seller and Buyer agree that if Seller requests that Buyer provide catalyst laboratory reactor services for Seller that the fee for those services shall be $350 per 24 hour run day per catalyst reactor. As to other services to be provided by Buyer, Seller shall provide Buyer a list of the testing services which it would be prepared to have Buyer conduct for Seller. Buyer shall provide Seller a price list for the services it is prepared to offer to conduct for Seller. In the event that Seller is prepared to have a third party provide the services which Buyer conducts, Seller may, but is not required to, notify Buyer that it has a third party offer and the terms of such third party offer. Buyer shall have three (3) business days after receipt of the notice from Seller to match the third party offer or shall decline to do so. Buyer shall notify Seller whenever it changes it rates that it charges its customers and shall provide Seller the most favorable rates it is charging to any customer.
8.8      RIGHT OF FIRST REFUSAL
Should Buyer desire to sell all or any part of its interests in the Assets, it shall promptly give written notice to Seller, with full information concerning its proposed disposition, which shall include the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price, and all other terms of the offer. Seller shall then have an optional prior right, for a period of thirty(30) business days after the notice is delivered, to notify Buyer that it wishes to purchase for the stated consideration on the same terms and conditions the

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interest which the Buyer proposes to sell. However, there shall be no preferential right to purchase in those cases where Buyer wishes to mortgage its interests, or to transfer title to its interests to its mortgagee in lieu of or pursuant to foreclosure of a mortgage of its interests or by transfer of its interests to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which such party owns a majority of the stock. If the Seller elects to reacquire the Assets from Buyer, the closing of the transaction shall occur within sixty (60) calendar days of the receipt by Buyer of Seller’s written notice that it desires to reacquire the Assets for the consideration stated above.
Article 9. General Provisions
9.1      EXPENSES
Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.
9.2      PUBLIC ANNOUNCEMENTS
Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions.
9.3      NOTICES
All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):
To Seller:
     Syntroleum Corporation
     4322 South 49th West Avenue
     Tulsa, Oklahoma 74107
     Attention: President
     Fax no.:    (918) 592-7979
     Tel:        (918) 592-7900
     E-mail address: groth@syntroleum.com

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To Buyer:
     Emerging Fuels Technology, L.L.C.
     6024 South 116th East Avenue
     Tulsa, Oklahoma 74146
     Attention: Kenneth L. Agee
     Fax no.:    (918) 252-7739
     Tel:        (918) 252-7606
     E-mail address:
9.4	JURISDICTION; SERVICE OF PROCESS
(a)
Subject to Section 9.4(b) below, any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Oklahoma, County of Oklahoma, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Oklahoma, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to the Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of the paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience pf forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREEVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(b)
Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be addressed exclusively in the following priority order:

(1)
Negotiation. The Employee and the Company shall arrange a meeting, at a mutually convenient time by phone or in person, to discuss the issues of each Party and negotiate for a resolution of the dispute. The period of negotiation shall extend no longer than thirty (30) calendar days from the first meeting of the negotiators.

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(2)
Mediation. If the Parties have failed to resolve the dispute by negotiation, the Parties shall submit to mediation prior to seeking resolution by binding arbitration. The Parties will cooperate with one another in selecting a mediator from the American Arbitration Association panel of neutrals, which shall be requested to promptly schedule the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will each bear their own costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator, are expected to be treated as confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. If the dispute is not resolved within thirty (30) calendar days from the date of the submission of the dispute to mediation (or such later date as the parties may mutually agree in writing), the administration of the arbitration shall proceed forthwith. The mediation may continue, if the parties so agree, after the appointment of the arbitrators. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The pendency of a mediation shall not preclude a party from seeking provisional remedies, such as a temporary or permanent injunction or restraining order to prevent a continuing harm to a Party, in aid of the arbitration from a court of appropriate jurisdiction, and the parties agree not to defend against any application for provisional relief on the ground that a mediation is pending.

(3)
Arbitration. Within five (5) business days of the conclusion of the Parties’ mediation, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by binding arbitration in Tulsa, Oklahoma, before three (3) arbitrators. The arbitration shall be administered by the American Arbitration Association pursuant to its Commercial Rules for Arbitration. The arbitrators’ award may be enforced in Tulsa County District Court, the United States District Court for the Northern District of Oklahoma or in any other court having jurisdiction over the parties. This clause shall not preclude the Parties from seeking provisional remedies in aid of arbitration, such as a temporary or permanent injunction or restraining order to prevent a continuing harm to a Party, from a court of appropriate jurisdiction. The Parties covenant that they will participate in the arbitration in good faith, and that they will each bear their own costs. The provisions of this clause may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the Party against whom enforcement is ordered.

EX. 10.73
(4)
The Parties agree that the dispute resolution priority set forth herein is a material term of this agreement and that the damages for failure to comply with the dispute resolution priority are and would be difficult to measure. Consequently, the Parties agree that in the event a Party elects to ignore the dispute resolution priority order requirements set forth in this Section 9.4(b), the Party making the election shall be obligated for all (internal and external) costs, fees and expenses, including attorneys’ fees, of the other Party, regardless of how the dispute is ultimately decided. In other words, any Party electing to forego the dispute resolution priority in Section 9.4(b) also elects to pay the fees, costs and expenses of the other Party even if the electing Party ultimately prevails. The dispute resolution priority order requirement specified in this Section 9.4(b) may be amended, modified, or waived only upon the agreement, in writing, of the Parties.

9.5      ENFORCEMENT OF AGREEMENT
Each party acknowledges and agrees that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by the defaulting party could not be adequately compensated in all bases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer or Seller may be entitled, at law or in equity, the now defaulting party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or Threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
9.6      WAIVER; REMEDIES CUMULATIVE
The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by on party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

EX. 10.73
9.7      ENTIRE AGREEMENT AND MODIFICATION
This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Exhibits, Schedules and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.
9.8      ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS
No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefits of the successors and permitted assigns of the parties. Nothing express or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 9.8.
9.9      SEVERABILITY
If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not help invalid or unenforceable.
9.10      CONSTRUCTION
The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections”, “Exhibits” and “Schedules” refer to the corresponding Articles, Sections, Exhibits and Schedules of this Agreement.
9.11      TIME OF ESSENCE
With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

EX. 10.73
9.12      GOVERNING LAW
This Agreement will be governed by and construed under the laws of the State of Oklahoma without regard to conflicts-of-laws principles that would require the application of any other law.
9.13      EXECUTION OF AGREEMENT
This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
Agreement as of the date first written above.
Buyer: EMERGING FUELS TECHNOLOGY, L.L.C.
By: /s/ Kenneth Agee
Seller: SYNTROLEUM CORPORATION
By: /s/ Karen L. Gallagher

EX. 10.73
Schedule 2.1(e) Excluded Software
1. DeltaV Software
2. Pi Process Book Software
3. Softshop Software
4. Lookout Software

EX. 10.73
Schedule 2.2 Excluded Assets
1. 6 CSTRs numbered 20-25 and all appurtenant pi-ping, instrumentation and related equipment
2. 2 gas control systems linked with the CSTRs listed in 1) above
3. One gas header panel
4. One micro GC system
5. Analyzer and Sample System
6. Delta V Control Panel
7. 2 Delta V Control Stations
8. Delta V Operator Station
9. PI database Server
10. SSR Panel
1 Dell Precision 380 Workstation
1 Dell Precision 370 Workstation
1 Dell Optiplex 380
4 Dell 17” LCD Monitors
3 Dell 380 Precision Towers
1 Dell 340 Precision
The Excluded Assets are described on the diagrams attached hereto as Attachments 1-10

EX. 10.73
Exhibit 2.5(a) Bill of Sale
Syntroleum Corporation, a corporation existing under the laws of the state of Delaware, in consideration of $50,000.00 and other consideration paid to it by Emerging Fuels Technology, L.L.C., of Tulsa, Oklahoma, the receipt of which is acknowledged, grants and sells to Emerging Fuels Technology, L.L.C.,, its executors, administrators, and assigns, the following-described goods and chattels:
Those items listed on Schedule 2.7 of the Asset Lease and Purchase Agreement dated January 10, 2008 between Syntroleum Corporation and Emerging Fuels Technology, L.L.C.
All these goods and chattels are transferred to Emerging Fuels Technology, L.L.C., its administrators, executors and assigns to their own use forever
And Syntroleum Corporation covenants with Emerging Fuels Technology, L.L.C., that it is the lawful owner of the goods and chattels, that they are free from all encumbrances, and that it has good right to sell them. The goods and chattels are being sold “AS IS WHERE IS”; SYNTROLEUM EXPRESSLY DISCLAIMS ANY WARRANTIES OF ANY KIND, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR TRANSFERABLITY AS RELATED TO SOFTWARE.
In witness, this bill of sale is signed this  _____  day of                      2008.

Syntroleum Corporation		Emerging Fuels Technology, L.L.C.

Name:	Karen Gallagher	Name:	Ken Agee

By:	/s/ Karen L. Gallagher	By:	/s/ Kenneth Agee

Title:	Sr. Vice President of Finance/PFO	Title:	Owner/President

EX. 10.73
Exhibit 2.5(b) Waiver and Release of Environmental Liabilities
Buyer, in consideration of the assets being purchased pursuant to the Agreement, agrees to waive all of Buyer’s claims against and release , defend and indemnify Syntroleum Corporation and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, and insurers, (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to Environmental, Health and Safety Liabilities relating to the Lab; provided, however, that this Waiver and Release shall not apply to any claim or cause of action to enforce or interpret any provision contained in the Agreement. Buyer, among other things, (1) agrees not to sue in any local, state and/or federal court regarding or relating in any way to the Environmental, Health and Safety Liabilities relating to the Lab, and (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to the Environmental, Health and Safety Liabilities relating to the Lab.
In witness, this waiver and release of environmental liabilities is signed this  _____  day of                      2008.

Syntroleum Corporation		Emerging Fuels Technology, L.L.C.

Name:	Karen Gallagher	Name:	Ken Agee

By:	/s/ Karen L. Gallagher	By:	/s/ Kenneth Agee

Title:	Sr. Vice President of Finance/PFO	Title:	Owner/President

EX. 10.73
Schedule 2.7 Tangible Personal Property

# of items	Furniture and Misc. items
12	Chair — cloth
12	Chair — cloth high-back desk
10	Chair — Cloth roller
6	Chair — leather
1	Clothes Rack
1	Dishwasher
6	Dry erase board
1	Free-standing Toolbox
1	Freezer
3	Kitchen roller caddy
2	Metal — large rack
1	Metal — tool rack
1	Microwave
1	Plastic rack — 5-shelf
6	Redwood — 5-shelf bookcase
2	Redwood cabinet
3	Redwood Counter
2	Redwood desk
1	Redwood desk — 2-section
2	Redwood desk — 3-section
1	Redwood/Black round table
1	Refrigerator
1	Shredder machine
1	Sofa w/matching chair
1	Steel / laminate desk — 3-section with hutch
1	Steel / laminate table
1	Steel / laminate table — rectangle
1	Steel / laminate table — square
1	Steel 1-drawer roller cart
3	Steel 3-drawer side table
2	Steel bookcase — 5-shelf
3	Steel cabinet
1	Steel counter
1	Steel file cabinet — 2-drawer
2	Steel file cabinet — 2-drawer lateral
5	Steel file cabinet — 4 drawer
1	Steel file cabinet — 4-drawer lateral
5	Steel work stations
8	Wing-back leather chair
2	Wood Bookcase — 3-shelf
2	Wood bookcase — 5-shelf
1	Wood cabinet w/3 shelves
1	Wood Coffee Table
1	Wood side table — square
1	Wood sign-in shelf
1	Wood table — round

EX. 10.73

# of items	Computer, Printers, etc. equipment
10	10 Cisco IP Phones
4	3 Dell Optiplex GX620
2	2 Dell D6xx Series Laptops
1	1 Dell D8xx Series Laptops
1	Cisco 1760v Router
8	7 Dell 17” LCD Monitors
1	HP 4250 MFP Fax/Printer
9	9 Copies Microsoft Office 2003
2	2 Copies Microsoft Windows Server 2003
2	2 Copies Microsoft Windows Server 2000
1	Dell PowerEdge 2650 Server
1	Dell PowerEdge 850 Server
1	Dell LTO Autoloader Tape Drive
2	2 Cisco Catalyst 3550 PoE Switches
1	42u Dell Server Rack
9	9 Copies Microsoft Windows XP
3	3 Copies Microsoft Windows NT
2	2 Gateway e4400 Desktops
1	HP 4550 Color LaserJet Printer
1	Multiple 21’ LCD Monitors
1	19” TV
2	2 HP LH300 Servers
1	Gateway e42 Desktop
1	HP 4050 Laserjet
1	VCR
1	Sharp Notevision Projector

		1	FID EPC Module
# of items	Lab Equipment	1	Auxiliary EPC
1	Hayesep C Analytical Column	1	OHaus Top-Loading Balance
1	16-Port Air Actuated Valve	1	Brooks Mass Flow Controller
1	Rotor	1	Micro GC Refinery Gas Analyzer
1	Mass Flow Controller — Methane	1	Thermocouple calibrator
1	Mass Flow Controller — Air	1	Thermolyne Furnace
1	Mass Flow Controller — N2	1	Fixed Bed Reactor
1	Mass Flow Controller — Hydroge	1	Fixed Bed Reactor
1	4-Channel Controller Box	1	Fixed Bed Reactor
1	Model 500D Pump	1	Fixed Bed Reactor
1	Mettler-Toledo Balance	1	Programmable Temp Control
1	Panametrics Oxygen Transmitter	1	Wilden P2 Metal Pump
1	Brooks Mass Flow Controller	1	Brooks Mass Flow Controller
1	Brooks Mass Flow Controller	1	Brooks Mass Flow Controller

EX. 10.73

1	Brooks Mass Flow Controller	1	Brooks Mass Flow Controller
1	Brooks Mass Flow Controller	1	Brooks Mass Flow Controller
1	Brooks Mass Flow Controller	1	Brooks Mass Flow Controller
1	Brooks Mass Flow Controller	1	Brooks Mass Flow Controller
1	NDIR Analyzer	1	S.S. Gas Purifier (3000 psi)
1	Power Cord Kit	1	Digi-Sense Temp Controller
1	1” Fluid Bed Reduction Vessel	1	LEL Gas Monitor
1	Model 880A NDIR Analyzer	1	O2 Gas Monitor
1	Power Cord Kit for NDIR Analyz	1	Brooks Mass Flow Controller
1	Back Pressure Regulator	1	Brooks Mass Flow Controller
1	Fore Pressure Regulator	1	Brooks Mass Flow Controller
1	Control Tower	1	Brooks Mass Flow Controller
1	100,000 BTU Gas Furnace	1	1” Fixed Bed Reactor
1	6-Ton Outdoor Condensing Unit	1	Mass Flow
1	Stainless Steel Gas Purifier	1	Ultrasonic Processor
1	Stainless Steel Gas Purifier	1	1” Fluidized Bed Reduc. Vessel
1	Ohaus Top-Loading Balance	1	Nilfisk Vacuum
1	Control Tower & E050ss	1	500ml Eze-Seal Reactor
1	Balance Weight Set	1	1000ml Eze-Seal Reactor
1	Particle Size Analyzer	1	Control Tower
1	Thermocouple Module	1	Conversion Kit, 500ml to 1000m
1	Thermocouple Module	1	1” FBR Vessel
1	Thermocouple Module	1	80/20 Control Panel Frame
1	Analog Input Card	1	500 CC 316 SS Vessel
1	Brooks Mass Flow Controller	1	C-1 Press Rings (30 ea.)
1	Brooks Mass Flow Controller	1	Silver Plated Press Rings (35)
1	Brooks Mass Flow Controller	1	Magnedrive Complete Assembly
1	Panametrics Dewpoint Meter	1	ppm O2 Sensor for Analyzer
1	Custom Sample System	1	CSTR-1 Cover (Cap)
1	Process Controller	1	Hydro 2000 SM small volume sam
1	Oxygen Transmitter	1	DryCal CD-Lite low flow
1	Sample System	1	DryCal CD-Lite medium flow
1	Panametrics Dewpoint Meter	1	1/2 HP CSTR Motor
1	Custom Sample System	1	Cylinder-2” x 36”, 3/4 “ cap
1	Process Controller	1	Cylinder-2” x 36”, 3/4 “ cap
1	NDIR Analyzer	1	Cylinder-2” x 36”, 3/4 “ cap
1	1” Fixed Bed Reactor	1	Cylinder-2” x 36”, 3/4 “ cap
1	Purged Packed Inlet EPC	1	Cylinder-2” x 36”, 3/4 “ cap
1	Cylinder-2” x 36”, 3/4 “ cap	1	Tescom Fore-pressure regulator
1	Cylinder-2” x 36”, 3/4 “ cap	1	Tescom Fore-pressure regulator
1	Cylinder-2” x 36”, 3/4 “ cap	1	Tescom Fore-pressure regulator
1	500 mL vessel & cover/CSTR-4	1	Tescom Fore-pressure regulator
1	Silver Plated Press Rings (50)	1	Tescom Fore-pressure regulator
1	2-Wide Power/Control Carrier	1	Tescom Fore-pressure regulator
1	2-Wide Power/Control Carrier	1	Tescom Fore-pressure regulator
1	MD Controller	1	Tescom Fore-pressure regulator
1	Controller Redundancy	1	Tescom Fore-pressure regulator
1	24/12 Vdc Sys Power Supply	1	Tescom Fore-pressure regulator

EX. 10.73

1	Analog Output Card	1	Tescom Fore-pressure regulator
1	Analog Input Card, thermocoupl	1	Tescom Fore-pressure regulator
1	Analog Input Card, thermocoupl	1	Tescom Fore-pressure regulator
1	Discrete Input Card	1	Tescom Fore-pressure regulator
1	Discrete Input Card	1	Tescom Fore-pressure regulator
1	Discrete Output Card	1	Tescom Fore-pressure regulator
1	8-wide I/O Interface Carrier	1	Tescom Fore-pressure regulator
1	8-wide I/O Interf Carr w/shiel	1	Tescom Fore-pressure regulator
1	8-wide I/O Interf Carr w/shiel	1	Tescom Fore-pressure regulator
1	Precision WS380 Minitower	1	Tescom Fore-pressure regulator
1	Precision WS380 Minitower	1	Tescom Fore-pressure regulator
1	Precision WS380 Minitower	1	Tescom Fore-pressure regulator
1	Analog Control Output 50 DSTs	1	Tescom Back-pressure regulator
1	Analog Monitor Input 75 DSTs	1	Tescom Back-pressure regulator
1	Discrete Control Output 100	1	Tescom Back-pressure regulator
1	Application Station 250 DV	1	Tescom Back-pressure regulator
1	Cont Hist 1K parameters scaleu	1	Tescom Back-pressure regulator
1	Pro Plus Workstati s/w 300 DST	1	Tescom Back-pressure regulator
1	Op Workstation s/w 300 DST	1	Tescom GC sample regulator
1	Delta V s/w Media Pack v 7.3	1	Tescom GC sample regulator
1	8-port 10/100 base-TX Switch	1	Tescom GC sample regulator
1	8-port 10/100 base-TX Switch	1	Tescom GC sample regulator
1	Rittal SDSA 70x32x16 Std Desig	1	Tescom GC sample regulator
1	Analog input card, 4020A 4-wir	1	Tescom GC sample regulator
1	Analog input card, 4020A 4-wir	1	Tescom GC sample regulator
1	Analog input card, 4020A 4-wir	1	Tescom GC sample regulator
1	Tescom Fore-pressure regulator	1	Tescom GC sample regulator
1	Tescom Fore-pressure regulator	1	Tescom GC sample regulator
1	3-way 316ss ball valve w/	1	Tescom GC sample regulator
1	3-way 316ss ball valve w/	1	Tescom GC sample regulator
1	3-way 316ss ball valve w/	1	3-way 316ss ball valve w/
1	3-way 316ss ball valve w/	1	3-way 316ss ball valve w/
1	3-way 316ss ball valve w/	1	3-way 316ss ball valve w/
1	3-way 316ss ball valve w/	1	3-way 316ss ball valve w/
1	3-way 316ss ball valve w/	1	3-way 316ss ball valve w/
1	3-way 316ss ball valve w/	1	3-way 316ss ball valve w/
1	3-way 316ss ball valve w/	1	3-way 316ss ball valve w/
1	3-way 316ss ball valve w/	1	3-way 316ss ball valve w/
1	3-way 316ss ball valve w/	1	3-way 316ss ball valve w/
1	Custom fabricated Gas Control	1	3-way 316ss ball valve w/
1	Pressure Vessel	1	3-way 316ss ball valve w/
1	Pressure Vessel	1	3-way 316ss ball valve w/
1	Pressure Vessel	1	3-way 316ss ball valve w/
1	Lindberg Mini-Mite Tube Furnac
1	2-way, 1/2” 316ss ball valve
1	HVAC System and service
1	Part No. VE4003S2B3
1	Oxygen trap catalyst

EX. 10.73

1	Oxygen trap catalyst
1	Argon supply manifold
1	Industrial CO manifold
1	Oxygen trap recharge activatio
1	Oxygen trap recharge activatio
1	Defender 510 flow caibrator
1	C-9 Cap/Magnedrive Assembly
1	C-9 Cap/Magnedrive Assembly
1	Lower Drive Shaft
1	Lower Drive Shaft
1	AC unit for IT Rm (Mat & Labr)
1	UltraSonic Cleaner
1	Magnedrive assembly
1	Silver plated press rings
1	Lower drive shaft
1	Internal purebon bearings
1	Back-pressure regulator
1	Back-pressure regulator

Revision	Technology Center Lab Asset
3	Disposition	1/9/2008
To
		Emerging	To
	Description from Tech Ctr	Fuels	Synm	For Sale	Notes
FA001555	Mainboard Firmware for HP5890	✓
FA001556	HP-IB board Firmware	✓
FA001557	Tray Firmware for HP18594B	✓
FA001559	Simdis PTV Kit for HP5890	✓
FA001560	AC SimDis Software	✓
FA001561	ASTM D2887 Capillary Mode Kit	✓
FA001595	Brooks Flow Controller	✓
FA001644	Dyna-Mix Stirrer	✓
FA001645	Chuck Adapter Assembly	✓
FA001646	Impeller	✓
FA001661	Nitrogen Analyzer/Antek nitrogen analyzer			✓	Emerging Fuels to take possession of the Antek at the TPP
FA001670	OmniStar Gas Analysis System	✓

EX. 10.73

Revision	Technology Center Lab Asset
3	Disposition	1/9/2008
To
		Emerging	To
	Description from Tech Ctr	Fuels	Synm	For Sale	Notes
FA001672	Conversion Kit	✓
FA001677	Variable Pathlength Cell			✓
FA001720	Micro Gas Chromatograph	3-EZChrome	2-Cerity	1-GTI	All micros are at the FT Lab currently
FA001790	Tube Furnace	✓
FA001807	Star Software	✓
FA001808	TGA-MS Conversion Kit SW Option	✓
FA001809	DOS File Import	✓
FA001828	Thermocouple	✓
FA001930	Fore Presure Regulator	✓
FA001931	Back Pressure Regulator	✓
FA001993	Sampling Inlet System	✓
FA001994	Oil-Less Vacuum Pump	✓		☐
FA002140	Spinning Band Distillation	✓		☐	Only one Spinning Band unit at FT Lab—to be retained by Emerging Fuels
FA002147	Brooks Mass Flow Controller	✓
FA002192	Autosample Controller	✓
FA002327	Neslab Circulating Heater			✓	One short path column to Emerging Fuels and one to Syntroleum for sale
FA002642	Chemrez O-Rings	✓
FA002716	Chemisorption Analyzer	✓
FA002797	Hi-Temp SimDis Analyzer/GC-7		✓
FA002905	FID Flow Manifold Assembly	✓
FA002906	Lab Expansion Phase I
FA003011	Thermolyne Muffle Furnace	✓
FA003047	Brooks Mass Flow Controller	✓
FA003052	CPU-Siemens Processor Car	✓
FA003061	Motorola HT750 Portable Radio	✓

EX. 10.73

Revision	Technology Center Lab Asset
3	Disposition	1/9/2008
To
		Emerging	To
	Description from Tech Ctr	Fuels	Synm	For Sale	Notes
FA003062	Motorola HT750 Portable Radio	✓
FA003112	Thermolyne Hotplate	✓
FA003211	Stainless Steel Gas Purifier	✓
FA003425	HEPA-Filtered Vacuum	✓
FA003765	2010 Chemisorption Analyzer			✓
FA004587	Fisher Isotemp Program Oven	✓	☐
FA004909	Avatar Dual Aperture	✓
FA004910	Avatar MCT-A/2/cvr Aftermarket	✓
FA004919	Thermo Neslab Merlin Chiller
FA004939	Panel Backs 14 gauge w/bracket	✓
FA004991	pH/Ion Meter Kit Model 920 A+		✓
FA005433	Quadrapole Analyzer- component of omnistar system	✓
FA005464	OPC Comm/Cerity chem post-run	✓
FA005545	OMNIC Macros Basic v 6.2	✓
FA005914	Cooling Jacket for TGA851 — inside TGA851	✓
1	Distillation Unit, Wiped Film	✓			One short path column to Emerging Fuels and one to Syntroleum for sale
1	Circulating Bath, Low-temp	✓		☐	One short path column to Emerging Fuels and one to Syntroleum for sale
1	Chembet 3000	✓
1	Chembet 3000			✓
1	Microscope, Stereo	✓
1	Porosimeter, Tri-Star 3000	✓
1	FT-IR			✓
1	Flowprep 060	✓
1	Muffle Furnace #1	✓
1	Muffle Furnace #2	✓
1	Muffle Furnace #3	✓
1	Balance, Analytical	✓
1	Balance, Top-Loading	✓

EX. 10.73

Revision	Technology Center Lab Asset
3	Disposition	1/9/2008
To
		Emerging	To
	Description from Tech Ctr	Fuels	Synm	For Sale	Notes
1	Distillation Unit, Short Path			✓	One short path column to Emerging Fuels and one to Syntroleum for sale
1	Refrigerated Circulating Bath			✓	One short path column to Emerging Fuels and one to Syntroleum for sale
1	Hi-Temp Cell for FTIR			✓
1	S.S. Gas Purifier (3000 psi)	✓
1	Stirrer, Dual-Range	✓
1	Carver Press			✓
1	Fischer Iso temp oven	✓
1	Lindberg blue 3 zone heater contl + quartz reqct 3	✓		☐
1	Steam Evaporator (3)	✓
1	Sive shaker & sieves	✓
1	Julabo (4) circulating bath	✓
1	Agilent HFM730	✓
1	Spectrophotomeeter		✓
1	Acurrent conductivity meter		✓
1	FTIR misc. equipment			✓
1	Siemens PIC	✓
1	Misc. Hot Plates, glassware etc.	1 lot	1 lot	remaining
1	Micromiretics Furnace control	✓
1	Thermolym 6000 furnace (2)	✓	☐
1	Marble balance table	1	1
1	Neslab RTE 140	✓
1	Airbrush & Pumb	✓		☐
1	Micropump & Control	✓
1	Trivac vacuum pump		✓
1	Omega handheld thermocouple		✓
1	Digi sense temp controller portable			✓
1	Fischer Scientific Centrific 228	✓
1	GC 1		✓
1	GC 2 + misc. equipment	✓		☐
1	GC 5	✓
1	GC 6	✓		☐
1	Mettler TGA851	✓

EX. 10.73
Schedule 3.3(a) Threatened Proceedings and Orders
1.	Violations listed on Inspection Notice from Fire Marshall’s Office, Tulsa Fire Department dated April 30, 2007. The Inspection Notice is attached to this Schedule 3.3(a) as Attachment 1.

2.	Requirement of the Tulsa Fire Department for the installation of a land phone line for the fire alarm system at the Lab.

EX. 10.73
Schedule 3.4(a) Seller Contracts
1.	Contract with World GTL Trinidad Limited for catalyst laboratory testing services dated 14 August 2007

EX. 10.73
Schedule 8.2(a)
1.	Use of heat on the cap of the catalyst stirring reactor

2.	Use of lab operating procedures manual